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Exhibit 10.2



                               [uWink Letterhead]

October 25, 2006
Bradley Rotter
850 Corbet Avenue
Suite 6
San Francisco, CA 94131

Dear Bradley:

Reference is made to the $100,000, 10% Convertible Note, dated April 19, 2006, and due October 19, 2006, between uWink, Inc. (the Company) and you. This letter will confirm our agreement regarding the note as follows:

         1. Effective as of the date hereof, you hereby agree to convert the $100,000 principal amount and $5,685 in accrued interest outstanding under the note into shares of common stock at a conversion of $1 per share. In accordance with the terms of the note, you will be entitled to an additional 20% of such amount in shares of common stock, such that the total amount to be converted is $126,822. As such, you hereby agree to accept 126,822 shares of common stock of the company (the "Shares"), together with the warrants set forth below, in full and final satisfaction of the company's obligations to you under the note.

         2. In accordance with the terms of the note and in consideration of your agreement to convert the amount outstanding under the note into the Shares, the Company will also issue to you three-year immediately exercisable warrants to purchase 100,000 shares of common stock at an exercise price of $0.345 per share.


Best,

/s/ Nolan K. Bushnell
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Nolan K. Bushnell
Chairman and CEO

Agreed and accepted:

/s/ Bradley Rotter
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Bradley Rotter